UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12

ALLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]

Allin Corporation

381 Mansfield Avenue

Suite 400

Pittsburgh, Pennsylvania 15220-2751

Notice of Annual Meeting of Stockholders

To be held May 13, 2004

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Allin Corporation (the “Company”) that will be held on Thursday, May 13, 2004 at 1:00 p.m. EDT, at the Company’s headquarters at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, for the following purposes, as set forth in the accompanying proxy statement:

1.	To elect six directors.

2.	To ratify the appointment of Malin, Bergquist & Company, LLP as independent public accountants for the Company for the year ending December 31, 2004.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has established the close of business on March 31, 2004, as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Your proxy may be revoked by you at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

By order of the Board of Directors,

Dean C. Praskach Secretary

April 9, 2004

Allin Corporation

Proxy Statement

General Information

This proxy statement is provided to the stockholders of Allin Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 13, 2004, at 1:00 p.m., EDT, at the Company’s headquarters at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. The persons named as proxies were selected by the Board of Directors and are presently members of executive management of the Company.

The Company’s executive offices are located at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and its telephone number is (412) 928-8800. Proxy materials are first being mailed to stockholders beginning on or about April 14, 2004.

Shares Outstanding, Voting Rights and Vote Required

Only stockholders of record at the close of business on March 31, 2004 are entitled to vote at the annual meeting. The only classes of voting stock of the Company outstanding and entitled to vote at the annual meeting are as follows: its common stock, par value $.01 per share, of which 6,967,339 shares were outstanding as of the close of business on March 31, 2004, and its Series G Convertible Redeemable Preferred Stock, par value $.01 per share, of which 150 shares were outstanding as of the close of business on March 31, 2004. The holders of Series G preferred stock are entitled to vote with the holders of common stock together as a single class on all matters submitted for a vote of the holders of common stock that do not require a separate class vote of the holders of common stock under the Company’s Certificate of Incorporation or applicable law. Each share of common stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Each share of Series G preferred stock issued and outstanding is entitled to 5,295 votes on matters properly submitted at the annual meeting.

The presence, in person or by proxy, of the holders of shares of common stock and Series G preferred stock entitled to cast a majority of the votes on the matters to be presented at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and properly executed broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulating votes cast on proposals presented to stockholders, whereas broker non-votes are not. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspector appointed for the meeting.

Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the annual meeting and entitled to vote on the election of directors. That is, the six nominees receiving the greatest number of votes will be elected. If a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors. Approval of the ratification of the appointment of independent public accountants for 2004 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. If a quorum is present, broker non-votes will have no effect on the voting for the ratification of the appointment of independent public accountants. However, abstentions will have the effect of a negative vote.

Stockholders of record voting by proxy may revoke that proxy at any time before it is voted at the annual meeting by delivering written notice to the Secretary of the Company before the vote is taken at the annual meeting, by delivering a proxy bearing a later date before the vote is taken at the annual meeting or by attending the annual meeting in person and casting a ballot contrary to the previously granted proxy. Stockholders whose shares are held in “street name” by a broker and who have instructed the broker to vote the shares must follow the directions received from the broker as to how to change their vote. Stockholders whose shares are held in “street name” by a broker and who wish to vote in person at the annual meeting must first obtain a legal proxy from their broker.

The Board of Directors recommends voting FOR the election of all nominees named herein to the Board of Directors or for a substitute nominee if any of the nominees named herein becomes unable or unwilling to serve and FOR the proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants for 2004. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted FOR the election of the director nominees named herein, FOR the proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants for 2004 and, on other matters presented for a vote, in accordance with the judgment of the person acting under the proxy. The persons named as proxies were selected by the Board of Directors.

Election of Directors

(Proposal 1)

The Board of Directors of the Company currently consists of six members, five of whom are independent non-employee directors. The Chairman and Chief Executive Officer of the Company is a member of the Board. All directors are elected for a one-year term and hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. All executive officers serve at the discretion of the Board and are elected by the Board each year.

The persons named below have been designated by the Board of Directors as nominees for election as directors, for terms expiring at the 2005 Annual Meeting of Stockholders. All nominees currently serve as directors of the Company. Ages are given as of March 31, 2004.

Richard W. Talarico, age 48, became Chairman of the Board and Chief Executive Officer of the Company in July 1996 and was appointed President of the Company in May 2002. He has also served as a director of the Company’s subsidiary, Allin Interactive Corporation (“Allin Interactive”), since October 1994 and as Chairman of the Board and Chief Executive Officer of Allin Interactive since June 1996. Mr. Talarico has served as an officer and director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Talarico is a director and officer of The Hawthorne Group, where he has been involved in numerous business ventures and has served in various financial and operating capacities since 1991. The Hawthorne Group is a private investment and management company which invests through affiliates primarily in media and communications companies.

Brian K. Blair, age 41, became a director of the Company in July 1996. Mr. Blair also served as Chief Operating Officer and Secretary of the Company from July 1996 until February 1998. Mr. Blair has served as a director of Allin Interactive since October 1994 and as a director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Blair also served as Vice President of Administration and Operations of Allin Interactive from October 1994 until June 1996 and as its President from June 1996 until February 1998. Mr. Blair currently serves as a director and President of Digital Media Corp., a video production and satellite communications company. Mr. Blair also currently is a director of Com-Tek Printing and Graphics, Inc., a commercial printing company. From 1999 to 2002, Mr. Blair served as Chief Executive Officer and a director of Novair Media Corp., a niche market television media company.

Anthony L. Bucci, age 55, became a director of the Company in August 1998. Mr. Bucci is Chairman and Chief Executive Officer of MARC USA, Pennsylvania’s largest full-service marketing communications company. Mr. Bucci has served MARC USA in various capacities since 1970, including as President from September 1988 to February 1997, as Chief Executive Officer since March 1992 and as Chairman since February 1997. Mr. Bucci has supervised advertising and marketing for a range of clients in diverse industries, including specialty retailing, financial services, automotive, fashion, fast food, home centers, general merchandise and amusement parks.

William C. Kavan, age 53, became a director of the Company in July 1996 and has served as a director of Allin Interactive since October 1994. Mr. Kavan has also served as a director of certain of the Company’s other subsidiaries since their inception or acquisition by the Company. From 1984 to 1999, Mr. Kavan served as president of Berkely-Arm, Inc., the largest provider of revenue-generating passenger insurance programs for the cruise industry. Berkely-Arm, Inc. has served various cruise line clients, including Carnival, Royal Caribbean, Princess and Norwegian. Mr. Kavan currently serves as a director of ten privately held businesses in diverse industries including restaurants, cleaning, digital photography, consumer products and insurance.

James S. Kelly, age 53, became a director of the Company in August 1998. Mr. Kelly founded KCS Computer Services, Inc. (“KCS”), now Allin Consulting of Pennsylvania, Inc., in 1985 and served as its President and Chief Executive Officer prior to its acquisition by the Company in August 1998. Following the acquisition of KCS, the Company appointed Mr. Kelly as a director of the Company. Mr. Kelly was responsible for setting strategic direction for KCS, oversight of all KCS operations and direction of its finance and administration function. Mr. Kelly has been involved in the information technology field for over 25 years.

Anthony C. Vickers, age 54, became a director of the Company in November 1999. Mr. Vickers founded IT Services Development (“ITSD”) in 1998 and has served as principal of ITSD since its inception. ITSD is a management consulting firm that assists clients with projects ranging from strategic planning to acquisitions and customer satisfaction surveys. Mr. Vickers also currently serves as a director of Cotelligent, Inc. (since January 2004) and a member of advisory boards for several entities, including the University of Southern California Integrated Media Systems Center (since November 1998), Blue Crane, Inc. (since November 2001) and MAKE Corp. (since January 2002). Mr. Vickers founded Computer People, a public information technology services organization, in 1972 and served as its Chief Executive Officer and President until November 1995 and as a director until March 1998. Mr. Vickers served as a director of PC Tutor Corporation, which provided computer training services to small and medium-sized businesses from 1998 to 2000. Mr. Vickers also served as a director of Computer Technology Associates, a provider of information technology services and E-government solutions to the federal and state governments, from January to October 2000, and as a member of the advisory board of Greenbrier & Russel, which specializes in E-business enabling, from August 1999 to August 2003.

There are no family relationships among the Company’s directors and executive officers. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

The Board of Directors Recommends a Vote FOR

The Election of the Above Named Nominees

If you do not wish your shares to be voted for particular nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the annual meeting. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

Meetings and Committees of the Board of Directors

The business affairs of the Company are managed under the direction of the Board of Directors. During 2003, the Company’s Board of Directors held four meetings and took action by unanimous written consent in lieu of meetings nine times. In 2003, no incumbent director attended fewer than 75% of the total number of Board meetings and meetings of committees upon which he served during the period for which he served as a director.

The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Board has no standing nominating committee.

The Audit Committee has sole authority to appoint or replace the Company’s independent auditor. The Audit Committee is directly responsible for the compensation and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work. The independent auditor reports directly to the Audit Committee. The Audit Committee has adopted a written charter which was amended as of February 5, 2004. A copy of the amended Audit Committee charter is included as Annex A to this proxy statement. The Audit Committee is currently composed of two independent non-employee directors, James S. Kelly and Brian K. Blair. The Audit Committee met independently eight times during 2003 and took action by unanimous written consent in lieu of a meeting one time.

The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation and benefit policies and practices of the Company. The Compensation Committee is currently composed of two independent non-employee directors, Anthony L. Bucci and William C. Kavan. The Compensation Committee met and conferred with the other independent non-employee directors four times during 2003.

Nomination of Directors

The Company has no standing nominating committee or written policies, procedures or charter governing the nomination of director candidates except as set forth in the Company’s Bylaws and as discussed below. The Board of Directors believes that it does not need a separate nominating committee because the full Board is relatively small, has experienced limited turnover and has the time to perform the functions of selecting Board nominees. Each member of the Board of Directors participates in the consideration of director nominees. The Board of Directors consists of six members all of whom are “independent” as defined under applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq rules, except for Mr. Talarico who also serves as the Company’s Chief Executive Officer and President.

The Board of Directors identifies nominees for director by seeking suggestions as to potential candidates from the current directors. The Chairman of the Board presents any candidate suggested by a director or a stockholder for formal consideration and evaluation by the Board. The Board of Directors evaluates each nominee on a case-by-case basis and takes into account all factors it considers appropriate, including the independence, experience and judgment of the nominee. The Board of Directors believes the members of the Board should have the following attributes: business judgment, management experience, accounting and financial acumen, industry and technology knowledge, leadership ability, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

The Board of Directors will consider stockholders’ recommendations for nominees for election to the Board of Directors. Generally such nominations must be submitted in writing to the Secretary of the Company at the Company’s principal offices located 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751 at least 90 days before the anniversary date of the immediately preceding annual meeting. For the 2005 Annual Meeting of the Stockholders, this means that a stockholder would have to submit his or her recommendation for nominees by February 14, 2005. The notice must provide information as required by the Company’s Bylaws, including but not limited to, a brief biographical sketch of the nominee, evidence of the nominee’s willingness to serve if elected, and evidence of the nominating person’s ownership of common stock of the Company. A copy of the Company’s Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of the Company. The deadline for submitting stockholder recommendations for nominees does not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at the meeting.

To date, the Company has not engaged any professional consultants or search firm to assist in the process of identifying and evaluating potential nominees for the position of director of the Company. Accordingly, no fees have been paid to any consultants or search firms in the past year.

Stockholder Communications with the Board of Directors

The Company does not have a formal policy by which stockholders may communicate directly with directors. The Audit Committee of the Board of Directors is currently considering the adoption of a formal “whistleblower” policy to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Upon the adoption of such a policy, the Board of Directors expects that all stockholders of the Company will be able to use the same procedures set forth in such a policy to communicate directly with the directors serving on the Audit Committee.

Until such time as the Board of Directors adopts a formal policy, any stockholder who wishes to send communications to the Board of Directors should deliver communications clearly identified as such to the attention of the Secretary of the Company at the principal executive offices of the Company located 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751. Currently, the Secretary does not screen this correspondence to determine which communications will be relayed to the Board members, but a majority of the independent directors may change this policy if they believe a change is necessary due to the nature and/or volume of the correspondence.

Director Attendance at Company Annual Meetings

It is the Company’s expectation that all members of the Board of Directors attend the Annual Meeting of Stockholders. All members of the Company’s Board of Directors were present at the Company’s 2003 Annual Meeting of Stockholders, except Mr. Bucci.

Report of the Audit Committee of the Board of Directors

The Audit Committee is currently composed of two non-employee directors, James S. Kelly (Chairman) and Brian K. Blair. The Board of Directors has determined that each of Messrs. Kelly and Blair is “independent” as set forth in Nasdaq Marketplace Rule 4200(a)(15) and applicable rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board of Directors has determined that Mr. Kelly is an “audit committee financial expert,” as defined by SEC and Nasdaq rules.

The Audit Committee of the Board of Directors has adopted a written charter, a copy of which is included as Annex A to this proxy statement.

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with Malin, Bergquist & Company, LLP, the Company’s auditors for the fiscal year ended December 31, 2003, any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks. The Audit Committee also pre-approved all audit, audit-related and permitted non-audit services provided by Malin, Bergquist & Company, LLP to the Company and the related fees for such services, and concluded that such services are compatible with the auditors’ independence.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003 with management and the independent auditors. Management has primary responsibility for the preparation of the Company’s financial statements, and the independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

Based on the above-mentioned review and discussion with management and the independent auditors, the Audit Committee recommended that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC. The Audit Committee has also selected Malin, Bergquist & Company, LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 2004. The Board of Directors has concurred in that selection and has presented the matter to the stockholders of the Company for ratification.

Respectfully Submitted,

James S. Kelly, Chairman

Brian K. Blair

Executive Officers

Information concerning Mr. Talarico, the Company’s Chairman and Chief Executive Officer, is included above in the biographic summaries of the nominees for director. Information with regard to the remaining executive officer of the Company who is not also a director follows:

Dean C. Praskach, age 46, has held the positions of Chief Financial Officer of the Company since May 1999, Secretary of the Company since March 1998 and Treasurer and Vice President-Finance of the Company since July 1997. Mr. Praskach is the Company’s principal financial and accounting officer. Mr. Praskach also served the Company as Director of Financial Planning from November 1996 to July 1997. Mr. Praskach has held the positions of Vice President-Finance and Treasurer of all of the Company’s subsidiaries since July 1997 or upon acquisition, if later, and was named Secretary of all of the Company’s subsidiaries in March 1998 or upon acquisition, if later. Mr. Praskach has served as a director of the Company’s subsidiary, Allin Holdings Corporation, since 1997. Mr. Praskach served both the Company and The Hawthorne Group in a consulting capacity from February 1995 until joining the Company. From September 1989 through July 1994, he was employed at First Westinghouse Capital Corporation in various positions, where he was involved in equity and mezzanine financing of leveraged acquisitions.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning 2001, 2002 and 2003 compensation of the Chief Executive Officer and the other executive officer of the Company (collectively the “Named Executives”).

	Annual Compensation					Long Term Compensation (2)
Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Securities Underlying Options/SARS (#)
Richard W. Talarico Chief Executive Officer and President	2003 2002 2001	$ $ $	175,000 175,000 175,000	$ $ $	80,000 50,000 50,000	— — 75,000

Dean C. Praskach Chief Financial Officer, Treasurer and Secretary	2003 2002 2001	$ $ $	145,000 145,000 145,000	$ $ $	40,000 50,000 25,000	— — 30,000

(1) Bonuses were earned in the year indicated, but paid in the subsequent year.

(2) In connection with their employment agreements, the Board of Directors granted Mr. Talarico and Mr. Praskach stock appreciation rights related to options to purchase an aggregate of 281,000 and 103,000 shares of common stock, respectively, which were granted prior to February 13, 2001. In 2003, 21,000 and 5,000 of the stock appreciation rights granted to Messrs. Talarico and Praskach, respectively, terminated due to the expiration of the related options to purchase common stock. The stock appreciation rights granted to Mr. Talarico were pursuant to the terms of an employment agreement between Mr. Talarico and the Company entered into in January 2002. The term of the employment agreement was made retroactive to January 1, 2001 and, accordingly, for compensation purposes, the Company deems the stock appreciation rights to have been granted in 2001. During 2001, the employment agreement between the Company and Mr. Praskach was amended such that stock appreciation rights were granted. Such rights for each Named Executive will become effective in the event of termination of their employment, whether voluntary or involuntary, in conjunction with or within one year after the occurrence of a change in control of the Company, as defined in their respective employment agreements. For more information about the terms of the stock appreciation rights held by the Named Executives, see the discussion under Employment Agreements below.

Employment Agreements

On February 5, 2004, an amendment to the employment agreement between the Company and Mr. Talarico, which was effective as of January 1, 2001 and lapsed as of December 31, 2003, was entered into such that the term of the agreement was extended through December 31, 2006, effective as of January 1, 2004. The annual salary as set forth in the employment agreement is $175,000, subject to permitted annual merit increases.

During the term of the employment agreement, Mr. Talarico is eligible to earn annual bonuses in accordance with annual bonus programs established for the Company by the Compensation Committee and approved by the Board of Directors. The payment of any annual bonus under any such program will be contingent upon the achievement of certain corporate and/or personal performance goals. The performance goals are approved by the Board of Directors and are designed to enhance stockholder value. To be eligible for a bonus for a particular year, Mr. Talarico must be employed by the Company on the last day of the calendar year for which the bonus is earned unless cessation of employment is due to death, disability (as defined in the agreement) or a change in control of the Company, or unless Mr. Talarico attained the performance goals for that year prior to year end. In the event of death or disability, a pro-rated portion of any bonus due will be awarded based on the performance of the Company annualized as of the date of cessation of employment. In the event of a change in control of the Company, Mr. Talarico will receive a single sum payment of $225,000, except that in the event the Company sells a significant portion, but not all, of its assets, Mr. Talarico will receive a portion of such sum as determined by the Board of Directors. A change in control is defined in the employment agreement as a sale of all or substantially all of the Company’s assets, a merger in which the Company is not the surviving corporation or when a person or group, other than the stockholders of the Company as of January 1, 2001, owns or controls 40% or more of the outstanding common stock. The Board of Directors awarded a discretionary bonus of $80,000 to Mr. Talarico in respect of 2003 based on the bonus program established for 2003. The bonus awarded for 2003 was paid in March 2004.

The employment agreement contains restrictive covenants prohibiting Mr. Talarico from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of two years after termination or the end of the employment term.

The employment agreement provides that Mr. Talarico will be eligible to participate in the Company’s various stock plans. The employment agreement with Mr. Talarico does not, however, specify any minimum number of options to be awarded during the term of the agreement. Options granted to Mr. Talarico prior to February 13, 2001 vested on May 15, 2001. No options were awarded to Mr. Talarico in 2003 or subsequently.

The employment agreement provides that should Mr. Talarico’s employment by the Company be terminated without cause or in conjunction with or within one year after the occurrence of a change in control of the Company, Mr. Talarico will receive semi-monthly severance payments equal to the semi-monthly base salary payment which he was receiving immediately prior to such termination until the first anniversary of the date of termination. In the event of termination of employment, whether voluntary or involuntary, in conjunction with or within one year after the occurrence of a change in control of the Company, Mr. Talarico will also have the right to convert each of his vested options to purchase the Company’s stock granted prior to February 13, 2001 into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. The rights may be exercised at any time prior to the final expiration date of Mr. Talarico’s options, notwithstanding the expiration of the options based on Mr. Talarico’s termination prior to such expiration date. In addition, Mr. Talarico’s options granted prior to February 13, 2001 will automatically convert into such rights immediately prior to the day such options would otherwise terminate based on termination of Mr. Talarico’s employment without cause or in connection with a change of control of the Company.

In June 2000, the Company entered into an employment agreement with Mr. Praskach, the term of which commenced June 23, 2000 and will continue through June 23, 2005. The Company and Mr. Praskach amended the employment agreement on February 13, 2001. Mr. Praskach’s current annual salary is $145,000. The employment agreement permits annual merit increases to salary. Mr. Praskach is also eligible to receive a discretionary bonus for any annual period subject to approval by the Board of Directors. A discretionary bonus of $40,000 in respect of 2003 was awarded to Mr. Praskach and was paid in March 2004.

The employment agreement contains restrictive covenants prohibiting Mr. Praskach from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of eighteen months after termination or the end of the employment term.

Mr. Praskach is eligible to receive stock options as may be awarded from time to time and under terms similar to options awarded to other employees under the Company’s stock plans. The employment agreement with Mr. Praskach does not, however, specify any minimum number of options to be awarded during the term of the agreement. No options were awarded to Mr. Praskach in 2003 or subsequently. Options granted to date to Mr. Praskach will vest, except as noted below, at a rate of 20% of each award on each of the first five anniversary dates of any award. Pursuant to the amendment to the employment agreement, options to acquire shares of common stock granted to Mr. Praskach under the Company’s stock plans prior to February 13, 2001 will, if not already vested, vest on the date of a change in control of the Company, defined as a sale of all or substantially all of the Company’s assets, a merger in which the Company is not the surviving corporation or when a person or group, other than the stockholders of the Company as of January 1, 2001, owns or controls 40% or more of the outstanding common stock.

The employment agreement also provides that Mr. Praskach will be entitled to receive for up to one year following termination of employment by the Company without cause, semi-monthly severance payments equal to the semi-monthly base salary payment which he was receiving immediately prior to such termination until the earlier of the first anniversary of the termination or the date on which Mr. Praskach obtains other full-time employment. In the event of termination of employment, whether voluntary or involuntary, in conjunction with or within one year after the occurrence of a change in control of the Company, Mr. Praskach will also be entitled to receive a bonus equal to his annual base salary at the time of termination and will have the right to convert each of his vested options to purchase the Company’s stock granted prior to February 13, 2001 into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. The rights may be exercised at any time prior to the final expiration date of Mr. Praskach’s options, notwithstanding the expiration of the options based on Mr. Praskach’s termination prior to such expiration date. In addition, Mr. Praskach’s options granted prior to February 13, 2001 will automatically convert into such rights immediately prior to the day such options would otherwise terminate based on termination of Mr. Praskach’s employment in connection with a change of control of the Company.

Stock Plans

In October 1996, the Board of Directors adopted the 1996 Stock Plan, and in April 1997, the Board of Directors adopted the 1997 Stock Plan, which was approved by the Company’s stockholders in May 1997. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 1996 and 1997 Stock Plans. In September 1998, the Board of Directors adopted the 1998 Stock Plan, which was approved by the Company’s stockholders in December 1998. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 1998 Stock Plan, if any. In February 2000, the Board of Directors adopted the 2000 Stock Plan, which was approved by the Company’s stockholders in May 2000. The 2000 Stock Plan does not currently permit reissuance of forfeited or expired option grants. All of the plans provide for awards of stock options, stock appreciation rights, restricted shares and restricted units to officers and other employees of the Company and its subsidiaries and to consultants and advisors (including non-employee directors) of the Company and its subsidiaries. The plans are administered by the Board of Directors which has broad discretion to determine the individuals entitled to participate in the plans and to prescribe conditions for eligibility such as the completion of a period of employment with the Company following an award. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including the award of stock options.

The number of shares originally designated for award under the Company’s 1996, 1997, 1998 and 2000 Stock Plans are 266,000, 300,000, 375,000 and 295,000, respectively. As of December 31, 2003, 18,501 shares of the Company’s common stock, which were originally issued as restricted shares under the 1996 Stock Plan, and 123,500, 222,850, 238,800 and 166,000 options to purchase common shares under the 1996, 1997, 1998 and 2000 Stock Plans, respectively, were outstanding. As of December 31, 2003, 123,999, 77,150, 136,200 and 17,250 shares remained available for future grants under the 1996, 1997, 1998 and 2000 Stock Plans, respectively. As of December 31, 2003, 111,750 stock options issued under the 2000 Stock Plan were forfeited and are not currently eligible for reissuance.

Option and Stock Appreciation Right Grants in Last Fiscal Year

During 2003, there were no grants of stock options or stock appreciation rights to the Named Executives.

Fiscal Year End Option and Related Stock Appreciation Right Values

The following table and its notes provide information concerning stock options and related stock appreciation rights held by the Named Executives at December 31, 2003. No options or related stock appreciation rights were exercised in 2003.

	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year End (#) (1)		Value of Unexercised In- the-Money Options/SARS at Fiscal Year End ($) (1)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard W. Talarico	260,000	—	—	—
Dean C. Praskach	71,750	26,250	—	—

(1)	Based on the December 31, 2003 bid price per share of common stock of $0.38, as quoted on the OTC Bulletin Board, and the various option exercise prices per share, none of the options were in-the-money at December 31, 2003. The various exercise prices and expiration dates with respect to the stock options held by the Named Executives are as follows:

Name	Options (#)	Exercise Price	Expiration Date
Richard W. Talarico	100,000	$4.50	6/1/05
	60,000	$3.25	3/1/06
	15,000	$4.50	1/3/07
	10,000	$1.91	8/8/07
	75,000	$1.25	1/5/08

Name	Options (#)	Exercise Price	Expiration Date
Dean C. Praskach	2,000	$7.50	11/3/04
	7,500	$4.50	11/3/04
	23,500	$4.38	6/25/05
	18,750	$3.25	3/8/06
	10,000	$4.81	11/11/06
	6,250	$4.00	2/16/07
	30,000	$1.25	1/5/08

(2) Messrs. Talarico and Praskach were granted certain stock appreciation rights related to the options included in the table in footnote (1) above. The stock appreciation rights will only become effective upon conversion of the options. There is uncertainty as to whether the events that could result in conversion of the Named Executives’ options into stock appreciation rights, as described under Employment Agreements above, will occur at all or when they may occur. Accordingly, none of the stock appreciation rights were exercisable as of December 31, 2003. Due to these factors, no present values can be determined for stock appreciation rights separate from those estimated for the associated options. Since the exercise prices of the stock appreciation rights are identical to the exercise prices of the associated options, none of the stock appreciation rights were in-the-money at December 31, 2003.

Long-Term Incentive and Defined Benefit Plans

The Company does not have any long-term incentive or defined benefit plans.

Report on Repricing of Options and Stock Appreciation Rights

The Company has not adjusted or amended the exercise price of any stock options or stock appreciation rights previously awarded to any of the Named Executives during the last completed fiscal year.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and awards of stock options and other forms of incentive compensation. Anthony L. Bucci and William C. Kavan are currently members of the Compensation Committee. The Compensation Committee met and conferred with the other non-employee directors four times during 2003.

The Company’s compensation policies are intended to attract and retain people necessary to grow the business on a long-term basis, to encourage the creation and appreciation of stockholder value by providing incentives to employees to act as stockholders accountable for their own actions and the overall success of the Company, to link compensation levels to business results and to maintain an appropriate balance between base salary and short-and long-term compensation.

In determining the compensation of the Company’s Chief Executive Officer and its other executive officer, factors taken into account include the Company’s performance under business conditions prevailing in the Company’s lines of business, contributions made by, or expected to be made by, the specific executive officer, the business area for which such person is responsible and the compensation for other executives having similar background and experience.

The basic elements of each executive officer’s 2003 compensation were salary and incentive compensation in the form of a cash bonus. Executive officers are eligible to receive annual bonus payments, which the Compensation Committee believes should be tied to both short-and long-term performance of the Company as well as financial performance for stockholders. The Compensation Committee believes that the current level of salary compensation for the Company’s executive officers is fair compared to companies of a similar size with publicly-traded stock that are in similar markets. The Compensation Committee recommended and oversaw the payment of cash bonuses to the senior executives of the Company based on the Company’s 2003 operating performance as compared to 2002 and 2001. The Compensation Committee used operating cash flow to measure the Company’s operating performance for this purpose.

It remains the Committee’s intention to continue to utilize forms of compensation for the Company’s executive officers that favor long-term incentives so that such executives may benefit from any increase in the total enterprise value of the organization.

Mr. Talarico became Chief Executive Officer of the Company at the time of its formation in July 1996. Mr. Talarico and the Company entered into an amendment to his employment agreement in February 2004, which was made effective as of January 1, 2004, under which the terms of the expiring agreement were extended until December 31, 2006. Under the terms of the employment agreement as amended, Mr. Talarico is entitled to a base salary of $175,000 during 2004 and is entitled to receive annual merit increases. Mr. Talarico’s base salary was $175,000 during the full year 2003. Mr. Talarico received a cash bonus payment of $80,000 in March 2004, which was recorded by the Company during 2003.

All employees of the Company and its subsidiaries, in addition to the Company’s executive officers, are eligible to participate in the Company’s 1996 Stock Plan, 1997 Stock Plan, 1998 Stock Plan and 2000 Stock Plan. As of March 29, 2003, 31 employees of the Company and its subsidiaries were participants under these plans.

Compensation Committee:

Anthony L. Bucci

William C. Kavan

Compensation of Directors

At the commencement of each year of service, each non-employee director is entitled to receive an option to acquire 5,000 shares of common stock at an exercise price equal to the closing price of the common stock on the date of the grant. The option grant will vest on the first anniversary of the date of the grant if the individual is serving as a director on that date. On January 6, 2003, Messrs. Bucci, Kavan, Kelly and Vickers each received a grant to acquire 5,000 shares of common stock at the exercise price of $0.20 per share. On February 19, 2003, Mr. Blair received a grant to acquire 5,000 shares of common stock at the exercise price of $0.23 per share. On September 9, 2003, Messrs. Bucci and Kelly each received a grant to acquire 5,000 shares of common stock at the exercise price of $0.31 per share. On November 19, 2003, Messrs. Kavan and Vickers each received a grant to acquire 5,000 shares of common stock at the exercise price of $0.44 per share. On February 5, 2004, Mr. Blair received a grant to acquire 5,000 shares of common stock at the exercise price of $0.44 per share.

Non-employee directors of the Company receive $2,500 for each Board of Directors meeting attended and $500 for each separate committee meeting attended on a date on which no full board meeting is held. Directors of the Company who are also employees do not receive additional compensation for attendance at Board and committee meetings. All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of two non-employee directors, William C. Kavan and Anthony L. Bucci.

Throughout 2003, the Company had an outstanding note payable, with interest fixed at 7% per annum, in the principal amount of $1,000,000 related to the Company’s 1996 acquisition of Allin Consulting-California. Various interests in the note are held by beneficial holders of greater than five percent of the Company’s common stock, directors and executive officers and entities related to these parties. (1) Henry Posner, Jr. a beneficial holder of greater than five percent of the Company’s common stock, (2) Rosetta Capital Partners LP (“Rosetta”), an entity in which Thomas D. Wright, another beneficial holder of greater than five percent of the Company’s common stock, has an ownership interest, (3) Churchill Group LLC (“Churchill”), an entity in which Mr. Kavan, a non-employee director and beneficial holder of greater than five percent of the Company’s common stock and a member of the Compensation Committee, has an ownership interest, (4) Mr. Talarico, a director, executive officer and beneficial holder of greater than five percent of the Company’s common stock and (5) Mr. Praskach, an executive officer of the Company, respectively, own $675,000, $250,000, $41,667, $16,667 and $16,667 portions of the note payable. Interest expense related to this note was approximately $74,000 for the year ended December 31, 2003. On March 14, 2002, Mr. Posner purchased the note and all of the Company’s outstanding Series F Convertible Redeemable Preferred Stock, and related accrued interest and dividends, from Les D. Kent, the former sole shareholder of Allin Consulting-California, who was then a beneficial holder of greater than five percent of the Company’s common stock. On April 15, 2002, Mr. Posner sold portions of the purchased note and Series F preferred stock to the parties related to the Company as described above. Mr. Posner, Rosetta, Churchill, Mr. Talarico and Mr. Praskach own 675, 250, 41.67, 16.67 and 16.67 shares, respectively, of the Company’s Series F preferred stock. See Security Ownership of Certain Beneficial Owners.

On December 29, 2000, Mr. Kavan, Mr. Talarico, Henry Posner, Jr. and Thomas D. Wright, who each beneficially owns greater than five percent of the Company’s common stock, and Dean C. Praskach, an executive officer of the Company, purchased 10, 10, 113, 10 and 2 shares, respectively, of the Company’s Series G Convertible Redeemable Preferred Stock at a purchase price of $10,000 per Series G preferred share. In conjunction with the purchase of the Series G shares, Messrs. Kavan, Talarico, Posner, Wright and Praskach also received warrants to purchase 57,142, 57,142, 645,710, 57,142 and 11,428 shares, respectively, of the Company’s common stock at $1.75 per common share. If the Company does issue any shares of common stock upon conversion of the Series G preferred stock or upon exercise of the warrants, the holders of such shares, including Messrs. Kavan, Talarico, Posner, Wright and Praskach, will have certain rights to require the Company to register the shares for resale under the Securities Act of 1933, as amended. See Security Ownership of Certain Beneficial Owners.

Security Ownership of Certain Beneficial Owners

The following table presents certain information as of March 15, 2004 as to the beneficial ownership of the common stock and Series G Convertible Redeemable Preferred Stock of the Company by each person or entity who is known to the Company to beneficially own more than five percent of the outstanding common stock and/or Series G preferred stock. Except as indicated, the persons named have sole voting and investment power with respect to all shares shown as being beneficially owned by them. The percentages in the table are rounded to the nearest tenth of a percent.

	Common Stock (1)			Series G Preferred Stock (1)
Name and Address of Stockholder	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)	Number of Shares	Percent of Class

Henry Posner, Jr. 381 Mansfield Avenue, Suite 500 Pittsburgh, PA 15220	5,619,709	(3)	50.2%	113	75.3%

James S. Kelly 2406 Oak Hurst Court Murrysville, PA 15668	1,567,816	(4)	22.4%	—	—

Emanuel J. Friedman 1001 19th Street North Arlington, VA 22209	1,254,677	(5)	18.0%	—	—

Friedman, Billings, Ramsey Group, Inc. and FBR Investment Management, Inc. 1001 19th Street North Arlington, VA 22209	1,159,677	(6)	16.6%	—	—

Richard W. Talarico 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	706,237	(7)	9.3%	10	6.7%

Thomas D. Wright 381 Mansfield Avenue, Suite 500 Pittsburgh, PA 15220	537,532	(8)	7.2%	10	6.7%

William C. Kavan 117 Brixton Road Garden City, NY 11530	498,739	(9)	6.8%	10	6.7%

(1)	The holders of common stock are entitled to one vote per share. Prior to any conversion into common stock, the holders of Series G preferred stock are entitled to 5,295 votes per share, and, generally, such stockholders will vote together with the holders of the common stock as a single class.
(2)	The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assume, on a stockholder by stockholder basis, that each stockholder has converted all securities owned by such stockholder that are convertible into common stock at the option of the holder currently or within 60 days of March 15, 2004, and that no other stockholder so converts. Each share of Series F Convertible Redeemable Preferred Stock may currently be converted into 508 shares of common stock. Each share of Series G preferred stock may currently be converted into 28,571 shares of common stock. The number of shares of common stock that may be acquired on conversion of one share of any series of preferred stock does not include any fraction of a share of common stock as no fractional shares may be issued upon conversion. However, the aggregate number of shares of common stock included in the table that may be acquired by any individual upon conversion of any series of preferred stock does reflect the cumulation of fractional shares, but excludes any remaining fractional share. Warrants issued in December 2000 in connection with the issuance of the Series G preferred stock may be exercised to purchase common stock at $1.75 per common share. Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities.
(3)	Includes 1,301,087 shares of common stock held by Mr. Posner and 101,000 shares held in a trust and a family foundation of which Mr. Posner and his wife are trustees and with respect to which shares Mr. Posner shares voting and investment power. Does not include 1,000 shares owned by Mr. Posner’s wife and 2,000 shares held by trusts of which Mr. Posner’s wife is a trustee. Includes 645,714 shares of common stock which may be acquired by exercise of warrants. Mr. Posner owns 675 shares of Series F preferred stock. The table includes 343,337 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Posner owns 113 shares of Series G preferred stock. The table includes 3,228,571 shares of common stock that may be acquired upon conversion of the Series G preferred stock.
(4)	Includes 1,542,816 shares of common stock held by Mr. Kelly and 25,000 shares of common stock which may be acquired by exercise of options.
(5)	As reported on Schedule 13D/A filed with the SEC on December 9, 2003, Mr. Friedman shares voting and dispositive power with respect to all of these shares. Mr. Friedman may be deemed to indirectly beneficially own and share voting and dispositive power with respect to 1,159,677 shares directly owned by FBR Investment Management, Inc. (“FBRIM”), an indirect, wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (“FBRG”), by virtue of his control position as Co-Chairman and Co-Chief Executive Officer of FBRG. The number of shares assumes that there has been no change in the number of shares beneficially owned from the number of shares reported as being beneficially owned in the Schedule 13D/A.
(6)	As reported on Schedule 13D/A filed with the SEC on December 9, 2003, FBRG and FBRIM have shared voting and dispositive power with respect to the shares indicated. FBRG may be deemed to beneficially own the shares directly owned by FBRIM, an indirect wholly-owned subsidiary of FBRG. The number of shares assumes that there has been no change in the number of shares beneficially owned from the number of shares reported as being beneficially owned in the Schedule 13D/A.
(7)	Includes 90,903 shares of common stock held by Mr. Talarico. Includes 4,000 shares of common stock held by Mr. Talarico’s son who shares the same household. Includes 260,000 shares of common stock which may be acquired by exercise of options. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Talarico owns 16.66 shares of Series F preferred stock. The table includes 8,477 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Talarico owns 10 shares of Series G preferred stock. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G preferred stock.
(8)	Includes 14,181 shares of common stock held by Mr. Wright and 53,333 shares held by Rosetta Capital Partners LP (“Rosetta”), an entity of which Mr. Wright is a partner. Does not include 174,000 shares held by Mr. Wright’s spouse, 5,000 shares in her own name and 169,000 shares as trustee for various trusts. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Rosetta owns 250 shares of Series F preferred stock. The number of shares includes 127,161 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Wright owns 10 shares of Series G preferred stock. The number of shares includes 285,714 shares of common stock that may be acquired upon conversion of the Series G preferred stock.
(9)	Includes 90,800 shares of common stock held by Mr. Kavan and 8,889 shares held by Churchill Group LLC (“Churchill”), an entity in which Mr. Kavan holds an ownership interest. Includes 35,000 shares of common stock which may be acquired by exercise of options and 57,143 shares of common stock which may be acquired by exercise of warrants. Churchill owns 41.67 shares of Series F preferred stock. The table includes 21,193 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Kavan owns 10 shares of Series G preferred stock. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G preferred stock.

Security Ownership of Management

The following table presents certain information as of March 15, 2004 as to the beneficial ownership of the common stock and Series G Convertible Redeemable Preferred Stock of the Company by (i) each director and Named Executive and (ii) all directors and executive officers as a group. Each Named Executive and certain directors also beneficially own shares of one or more series of non-voting preferred stock of the Company. Information as to such ownership is given in the notes to the table. Except as indicated, the persons named have sole voting and investment power with respect to all shares indicated as being beneficially owned by them. All percentages are rounded to the nearest tenth of a percent.

	Common Stock (1)			Series G Preferred Stock (1)
Name of Stockholder	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)	Number of Shares	Percent of Class

Richard W. Talarico 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	706,237	(3)	9.3%	10	6.7%

Dean C. Praskach 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	163,354	(4)	2.3%	2	1.3%

Brian K. Blair 2498 Monterey Court Weston, FL 33327	169,570		2.4%	—	—

Anthony L. Bucci 4 Station Square Suite 500 Pittsburgh, PA 15219	28,500		*	—	—

William C. Kavan 117 Brixton Road Garden City, NY 11530	498,739	(5)	6.8%	10	6.7%

James S. Kelly 2406 Oak Hurst Court Murrysville, PA 15668	1,567,816		22.4%	—	—

Anthony C. Vickers 1336 Via Romero Palos Verdes Estates, CA 90274	20,000		*	—	—

All directors and executive officers, as a group (7 persons) (6)	3,154,216		38.3%	22	14.7%

*	Less than one percent
(1)	The holders of common stock are entitled to one vote per share. Prior to any conversion into common stock, the holders of Series G preferred stock are entitled to 5,295 votes per share, and, generally, such stockholders will vote together with the holders of the common stock as a single class.
(2)	The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Exchange Act, and assume, on a stockholder by stockholder basis, that each stockholder has converted all securities owned by such stockholder that are convertible into common stock at the option of the holder currently or within 60 days of March 15, 2004, and that no other stockholder so converts. The numbers and percentages of shares owned assume that options that are currently exercisable or exercisable within sixty days of March 15, 2004 had been exercised as follows: Mr.

Talarico — 260,000 shares; Mr. Praskach — 82,750 shares, Mr. Kavan — 35,000 shares; Messrs. Blair, Bucci and Kelly —25,000 shares each; Mr. Vickers — 20,000 shares, and all directors and executive officers as a group — 472,750 shares. The number of shares of the Company’s outstanding common stock held directly by directors and executive officers is as follows: Mr. Talarico — 90,903 shares, Mr. Praskach — 3,555 shares, Mr. Blair — 144,570 shares, Mr. Bucci — 3,500 shares, Mr. Kavan — 90,800 shares and Mr. Kelly — 1,542,816 shares. Each share of Series F Convertible Redeemable Preferred Stock may currently be converted into 508 shares of common stock. Each share of Series G preferred stock may currently be converted into 28,571 shares of common stock. The number of shares of common stock that may be acquired on conversion of one share of any series of preferred stock does not include any fraction of a share of common stock as no fractional shares may be issued upon conversion. The aggregate number of shares of common stock included in the table that may be acquired by any individual upon conversion of any series of preferred stock does reflect the cumulation of fractional shares, but excludes any remaining fractional share. Warrants issued in December 2000 in connection with the issuance of the Series G preferred stock may be exercised to purchase common stock at $1.75 per common share. Shares of Series C Redeemable Preferred Stock and Series D Convertible Redeemable Preferred Stock are not convertible into shares of common stock. Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities other than options for which information is given above in this footnote.
(3)	Includes 4,000 shares of common stock held by Mr. Talarico’s son who shares the same household. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Talarico owns 16.67 shares of Series F preferred stock, representing 1.7% of the Series F preferred stock outstanding. The table includes 8,477 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Talarico owns 10 shares of Series G preferred stock, representing 6.7% of the Series G preferred stock outstanding. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G preferred stock. Mr. Talarico also owns 588 shares of Series C preferred stock, representing 2.4% of the Series C preferred stock outstanding, and 300 shares of Series D preferred stock, representing 10.9% of the Series D preferred stock outstanding.
(4)	Includes 11,429 shares of common stock which may be acquired by exercise of warrants. Mr. Praskach owns 16.67 shares of Series F preferred stock, representing 1.7% of the Series F preferred stock outstanding. The table includes 8,477 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Praskach owns 2 shares of Series G preferred stock, representing 1.3% of the Series G preferred stock outstanding. The table includes 57,143 shares of common stock that may be acquired upon conversion of the Series G preferred stock.
(5)	Includes 8,889 shares held by Churchill Group LLC (“Churchill”), an entity in which Mr. Kavan holds an ownership interest. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Churchill owns 41.67 shares of Series F preferred stock, representing 4.2% of the Series F preferred stock outstanding. The table includes 21,193 shares of common stock that may be acquired upon conversion of the Series F preferred stock. Mr. Kavan owns 10 shares of Series G preferred stock, representing 6.7% of the Series G preferred stock outstanding. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G preferred stock. Mr. Kavan also owns 12,000 shares of Series C preferred stock, representing 48.0% of the Series C preferred stock outstanding, and 750 shares of Series D preferred stock, representing 27.3% of the Series D preferred stock outstanding.
(6)	In addition to the shares of common stock and Series G preferred stock shown in the table, all directors and officers as a group own 12,588 shares of Series C preferred stock, representing 50.4% of the Series C preferred stock outstanding, 1,050 shares of Series D preferred stock, representing 38.2% of the Series D preferred stock outstanding, and 75 shares of Series F preferred stock, representing 7.5% of the Series F preferred stock outstanding.

Certain Relationships and Related Transactions

Lease

The Company rents office space for its Pittsburgh operations on a month-to-month basis from Executive Office Associates. Henry Posner, Jr., a beneficial holder of greater than five percent of the Company’s common stock, and two of Mr. Posner’s sons and his spouse each own an indirect equity interest in Executive Office Associates. The present arrangement has been in effect since a five-year lease for the office space expired January 31, 2002. At the conclusion of the lease, management believed the Company’s Pittsburgh-based operations could effectively utilize a smaller space due to staff reductions in 2001. The Company’s landlord agreed to permit the Company to continue to occupy its present space until such time as the landlord identifies an alternate tenant for the Company’s space. At that time, the Company will likely move to smaller space within the same building more commensurate with its needs, or if such space is not available, space in another building. Aggregate rental payments under the current arrangement were approximately $136,000 for the year ended December 31, 2003. Management believes rental payments under the current arrangement are on terms as favorable to the Company as could have been obtained from an unrelated party and reflect real estate market conditions as of early 2002, when the current arrangement was made. Management believes the new arrangement benefits both parties. The Company has benefited from a rent reduction as compared to rental payments under the long-term lease, while deferring the cost and inconvenience of moving. Executive Office Associates has deferred the costs associated with buildout of new space for the Company.

Services and Products Provided to Related Parties

During the fiscal year ended December 31, 2003, the Company’s subsidiary, Allin Network Products, Inc. (“Allin Network”), provided computer network consulting services to The Hawthorne Group, Inc. (“Hawthorne”). Richard W. Talarico, a director, executive officer and beneficial owner of greater than five percent of the Company’s common stock, is an officer and director of Hawthorne. Mr. Posner, two of Mr. Posner’s sons, and Thomas D. Wright, a beneficial holder of greater than five percent of the Company’s common stock, are shareholders of Hawthorne. Fees charged Hawthorne were approximately $32,000 for the fiscal year ended December 31, 2003. The Company believes its fees are on terms substantially similar to those offered to unrelated parties.

During the fiscal year ended December 31, 2003, Allin Network provided computer network consulting services to Business Records Management, Inc. (“BRM”). Mr. Wright is a shareholder of BRM. Fees charged BRM were approximately $23,000 for the fiscal year ended December 31, 2003. The Company believes its fees are on terms substantially similar to those offered to unrelated parties.

See Compensation Committee Interlocks and Insider Participation under Executive Compensation for additional information on transactions with related parties.

Proposal to Ratify the Appointment of Independent Public Accountants

(Proposal 2)

The Audit Committee of the Board of Directors has selected Malin, Bergquist & Company, LLP as the independent public accountants to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 2004. The Board of Directors has concurred in the Audit Committee’s selection and is presenting the matter to the stockholders of the Company for ratification at the annual meeting of the stockholders. Malin, Bergquist & Company, LLP provided such services for the Company since its engagement on May 29, 2003. Hill, Barth & King LLC provided such services for the fiscal year ended December, 31 2002, and Arthur Andersen LLP provided such services for prior fiscal years.

A representative of Malin, Bergquist & Company, LLP is expected to be present at the annual meeting for the purpose of making a statement, should he so desire, and to respond to appropriate questions. Representatives of Arthur Andersen LLP and Hill, Barth & King LLC are not expected to be present in person or available by telephone at the annual meeting.

Although ratification is not required, the Board of Directors is submitting the appointment of Malin, Bergquist & Company, LLP to the Company’s stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Also, if the stockholders should not ratify the appointment of Malin, Bergquist & Company, LLP, the Audit Committee of the Board of Directors will investigate the reasons for rejection by the stockholders and will reconsider the appointment.

Changes in Independent Public Accountants

On March 29, 2002, the Company dismissed the accounting firm of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 2002. The decision to change accountants was recommended by the Audit Committee of the Company’s Board of Directors and was approved by the Company’s full Board of Directors. The reports of Arthur Andersen LLP on the financial statements for the fiscal years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, or a qualification regarding audit scope or accounting principles. In connection with the audit for these two fiscal years and through the date of dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K (17 C.F.R. §229.304(a)(1)(v)) (“Reportable Events”), occurred during such period. In general, such Reportable Events relate to situations in which the accountant has raised unresolved issues relating to the fairness or reliability of the financial statements or of management’s representations or to the scope of the audit.

A copy of a letter addressed to the SEC from Arthur Andersen LLP stating that it agrees with the above statements was included as Exhibit 16 to the Company’s Form 8-K filed with the SEC on April 5, 2002.

On April 4, 2002, the Company engaged the accounting firm of Hill, Barth & King LLC as independent accountants for the Company for the fiscal year ending December 31, 2002. This engagement was recommended by the Audit Committee of the Company’s Board of Directors and was approved by the Company’s full Board of Directors. During the fiscal years ended December 31, 2000 and December 31, 2001 and until the time of engagement, neither the Company nor anyone acting on its behalf consulted Hill, Barth & King LLC regarding the application of accounting principles to any transaction, the type of audit opinion that might be rendered on the Company’s financial statements, and there were no disagreements with Hill, Barth & King LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, no Reportable Events occurred during such period.

On April 2, 2003, Hill, Barth & King LLC notified the Company that it would not be able to serve as the Company’s independent auditors for the fiscal year ending December 31, 2003 because it probably would not register with the Public Company Accounting Oversight Board. Such registration was required by October 2003 for accountants serving as independent auditors for publicly owned companies. Hill, Barth & King LLC, however, indicated that it would continue to, and did, provide review services for the first quarter of 2003. On May 29, 2003, the Company dismissed Hill, Barth & King, LLC as its independent auditors after the Company’s Audit Committee approved the appointment of new independent auditors, Malin, Bergquist & Company, LLP.

The report of Hill, Barth & King LLC on the Company’s financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit for fiscal year ended December 31, 2002 through the date of dismissal, there were no disagreements with Hill, Barth & King LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of Hill, Barth & King LLC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. In addition, no Reportable Events occurred during such period.

A copy of a letter addressed to the SEC from Hill, Barth & King LLC stating that it agrees with the above statements relating to its dismissal was included as Exhibit 16 to the Company’s Form 8-K/A filed with the SEC on June 13, 2003.

On May 29, 2003, the Audit Committee of the Company’s Board of Directors approved the engagement of Malin, Bergquist & Company, LLP as independent accountants for the Company for the fiscal year ending December 31, 2003. The Audit Committee also approved the engagement of Malin, Bergquist & Company, LLP as independent accountants for the two subsequent fiscal years ending December 31, 2004 and 2005, subject to annual review and re-approval by the Audit Committee and ratification by the stockholders of the Company on an annual basis. Malin, Bergquist & Company, LLP’s proposal for services encompassed a three-year period. During the fiscal years ended December 31, 2001 and December 31, 2002 and until the time of engagement, neither the Company nor anyone acting on its behalf consulted Malin, Bergquist & Company, LLP regarding the application of accounting principles to any transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and there have been no disagreements with Malin, Bergquist & Company, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, no Reportable Events occurred during such period.

Fees Billed by the Company’s Independent Accountants

The following disclosure of audit, audit-related and other fees pertains to fees billed by the Company’s independent accountants during the fiscal years ending December 31, 2002 and 2003.

Audit Fees

Aggregate audit fees billed by the Company’s independent auditors were $39,950 and $73,250 for the years ended December 31, 2003 and 2002, respectively. During the fiscal year ended December 31, 2003, Malin, Bergquist & Company, LLP progress billed the Company $11,000 for audit services for the 2003 fiscal year, review services for the second and third fiscal quarters of 2003 and review of related regulatory filings. Malin, Bergquist & Company, LLP’s proposed aggregate fees for audit services for the 2003 fiscal year, 2003 quarterly review services and review of related regulatory filings are $50,000, with the portion unbilled as of December 31, 2003 expected to be billed in 2004. During the year ended December 31, 2003, Hill, Barth & King LLC billed the Company $28,950 for audit services related to the 2002 fiscal year, review services for the first fiscal quarter of 2003 and review of related regulatory filings. During the fiscal year ended December 31, 2002, Hill, Barth & King LLC billed the Company $31,250 for audit services for the 2002 fiscal year, review services for the first, second and third fiscal quarters of 2002 and review of related regulatory filings and Arthur Andersen LLP billed the Company $42,000 for audit services related to the 2001 fiscal year and review of related regulatory filings.

Audit-Related Fees

Aggregate audit-related fees billed by the Company’s independent auditors were $9,729 and $6,500 for the years ended December 31, 2003 and 2002, respectively. During the fiscal year ended December 31, 2003, Malin, Bergquist & Company, LLP billed the Company $9,729 for audit-related services including $5,000 for audit services for the Company’s defined contribution retirement plan for the 2002 plan year and $4,729 for review of correspondence between the SEC and the Company. During the fiscal year ended December 31, 2002, Hill, Barth & King LLC billed the Company $6,500 for audit services for the Company’s defined contribution retirement plan for the 2001 plan year.

Tax Fees

Aggregate tax fees billed by the Company’s independent auditors were $23,135 and $24,500 for the years ended December 31, 2003 and 2002, respectively. During the fiscal year ended December 31, 2003, Malin, Bergquist & Company, LLP billed the Company $21,475 for tax services including tax compliance for the 2002 fiscal year, amendment of federal income tax returns for prior years and federal and state tax planning and Hill, Barth & King LLC billed the Company $1,660 for tax services related to the Company’s successful appeal of a Pennsylvania capital stock tax assessment. During the fiscal year ended December 31, 2002, Hill, Barth & King LLC billed the Company $7,500 for tax services for tax compliance for the 2001 fiscal year and Arthur Andersen LLP billed the Company $17,000 for tax services, including tax compliance for the 2001 fiscal year, tax planning for the 2002 fiscal year and for assistance with the Company’s successful appeal of a federal income tax assessment.

All Other Fees

Aggregate other fees billed by the Company’s independent auditors were $3,900 for the year ended December 31, 2002. During the fiscal year ended December 31, 2002, Hill, Barth & King LLC billed the Company $3,900 for other services including consulting regarding accounting requirements for stock options, merger of subsidiaries and withdrawals of operating authority from certain states. In addition to the fees reported in this paragraph, Hill, Barth & King LLC billed the Company $475 in 2003 for assistance provided to Malin, Bergquist & Company, LLP with audit and tax workpaper review following Hill, Barth & King LLC’s dismissal as the Company’s independent accountants.

Audit Committee Policies and Procedures

The policy of the Company’s Audit Committee is to pre-approve audit, audit-related, tax and other permissible services to be performed by the Company’s principal accountant. The need for pre-approval of any services to be performed by the principal accountant is considered in setting the agendas for Audit Committee meetings, and review and approval of proposed fees is undertaken at the Audit Committee meetings as needed. If the principal accountant proposes time-based fees for any services, the Audit Committee will set a not-to-exceed limitation for fees, with subsequent pre-approval required for any additional fees. In cases where pre-approval of services is necessary prior to the next scheduled Audit Committee meeting, approval will be determined by communication with Audit Committee members and documented through written consents in lieu of meetings.

The Audit Committee’s pre-approval policy was implemented as of May 6, 2003, as required by applicable regulations. All engagements of the independent accountant to perform audit and non-audit services since that date have been approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board of Directors Recommends a Vote FOR

The Proposal to Ratify the Appointment of

Malin, Bergquist & Company, LLP as

The Company’s Independent Accountants

For the Year Ending December 31, 2004

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any person who beneficially owns more than ten percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of the copies of such reports and written representations that no other reports were required during or with respect to the year ended December 31, 2003, all such Section 16(a) filing requirements were timely met.

Annual Report

The Company has enclosed its Annual Report for the year ended December 31, 2003 with this proxy statement, which includes the Company’s 2003 Annual Report to the SEC on Form 10-K, without exhibits. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the 2005 Annual Meeting

Any proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received by the Company, 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, no later than December 10, 2004 in order to be included in the proxy materials for such meeting. It is suggested that a proponent submit any proposal by Certified Mail — Return Receipt Requested to the Secretary of the Company. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2005 proxy materials.

Any stockholder proposal that is not submitted for inclusion in the proxy materials for the 2005 Annual Meeting of Stockholders, but is instead sought to be presented directly at the 2005 annual meeting must be submitted in writing to the Secretary of the Company at the Company’s principal offices no later than February 12, 2005, and the notice must provide information as required by the Company’s Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of the Company.

Other Matters

The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Solicitation of Proxies

All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by the Company. In addition to the use of the mails, certain directors, officers and regular employees of the Company may solicit proxies personally, or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting materials to each beneficial owner of stock held of record by them, and the Company will reimburse them for their expenses in doing so. The Company has engaged National City Bank to coordinate the solicitation of proxies by and through such holders. The anticipated cost of such services is approximately $3,000 plus reimbursement of expenses.

By order of the Board of Directors,

Dean C. Praskach Secretary

April 9, 2004

Annex A

Allin Corporation

Audit Committee Charter

Adopted by the Board of Directors

on June 9, 2000, as amended through February 5, 2004

Function of Audit Committee

There shall be a committee of the Board of Directors of Allin Corporation to be known as the Audit Committee. The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibilities relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation, as well as such other matters as may from time to time be specifically delegated to the Audit Committee by the Board of Directors. In performing its duties, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditor, the internal auditors, and the financial management of the corporation.

Membership

As soon as practical after the adoption of this Charter, the Audit Committee shall be composed of at least two directors who are independent of management of the corporation and are free of any relationship that in the opinion of the Board of Directors would interfere with their exercise of independent judgment as a committee member. No member may be an officer or employee of the corporation. In determining independence, the Board of Directors will observe the applicable requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”), Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other rules and regulations of the Securities Exchange Commission, and may give effect to any applicable phase-in period for compliance provided for in such rules and regulations. In observing such requirements, the Board of Directors may permit one director who does not meet the independence requirements of Nasdaq or Rule 10A-3(b)(1), provided that he or she is not a current officer or employee of the corporation or any of its subsidiaries or an immediate family member of any such officer or employee, to serve on the Audit Committee if the Board of Directors determines under exceptional and limited circumstances that his or her membership on the Audit Committee is required by the best interests of the corporation and its shareholders.

Each member of the Audit Committee must have the ability to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. One member, preferably the chairperson, must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual’s financial sophistication. Such experience may include being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee appointments shall be nominated and approved annually by the full Board of Directors. The Audit Committee chairperson shall be selected by the Audit Committee members.

Operating Principles

The Audit Committee shall fulfill its specific responsibilities within the context of the following overriding principles:

•	Communication — The chairperson shall have regular and meaningful contact throughout the year with senior management, other committee chairpersons and other key Audit Committee advisors, independent and internal auditors, etc., as applicable, to strengthen the Audit Committee’s knowledge of relevant current and prospective business issues.

•	Meetings — The Audit Committee shall meet at least four times annually, or more frequently as it may determine necessary to comply with its responsibilities set forth herein.

•	Meeting Agenda — Audit Committee meeting agendas shall be the responsibility of the Audit Committee chairperson with input from Audit Committee members. It is expected that the chairperson would also ask for management and key Audit Committee advisors, and perhaps others, to participate in this process.

•	Audit Committee Expectations and Information Needs — The Audit Committee shall communicate Audit Committee expectations and the specific nature, timing, and extent of Audit Committee information needs to management, internal auditors, and other external parties, including the independent auditor.

•	Resources and Advisors — The Audit Committee shall be authorized to access internal and external resources, as the Audit Committee requires, to carry out its defined responsibilities. The Audit Committee shall have authority to engage independent counsel and other advisors at the Audit Committee’s sole discretion, as it deems necessary to carry out its duties.

•	Audit Committee Meeting Attendees — The Audit Committee shall request members of management, counsel, internal audit, and the independent auditor, as applicable, to participate in Audit Committee meetings, as necessary, to carry out the defined Audit Committee responsibilities. It shall be understood that either internal and independent auditors, or counsel, may, at any time, request a meeting with the Audit Committee or Audit Committee chairperson with or without management in attendance. In any case, the Audit Committee shall meet in executive session separately with internal and independent auditors at least annually.

•	Reporting to the Board of Directors — The Audit Committee, through the Audit Committee chairperson, shall report periodically, as deemed necessary, but at least semi-annually, to the full Board. In addition, summarized minutes from Audit Committee meetings, separately identifying monitoring activities from approvals, shall be distributed to each Board member prior to the subsequent Board meeting.

•	Audit Committee Self-Assessment — The Audit Committee shall, at least annually, review, discuss and assess its own performance as well as the Audit Committee role and responsibilities, seeking input from senior management, the full Board of Directors and others. Changes in role and/or responsibilities, if any, shall be recommended to the full Board of Directors for approval.

•	Audit Committee Charter Review — Periodically, as deemed necessary, but at least annually, the Audit Committee shall review and assess the adequacy of this Audit Committee Charter. Changes, if any, shall be recommended to the full Board of Directors for approval.

•	Internal Audit Function — In concurrence with the corporation’s independent auditor, given the corporation’s present size and in the best financial interest of the shareholders, all responsibilities herein that refer to the “internal audit function” will be performed by the corporate controller. The addition of a separate internal audit function will be reevaluated periodically depending on the corporation’s growth.

•	Funding — The corporation shall provide appropriate funding as determined by the Audit Committee, for payment of:

(i) Compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the corporation;

(ii) Compensation to any advisers employed by the Audit Committee; and

(iii) Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Reporting to Shareholders

The Audit Committee shall report annually in the corporation’s proxy or information statement or other reports on such matters as may be required by the rules and regulations of the Securities and Exchange Commission.

Committee’s Relationship with Independent and Internal Auditors

•	The independent auditor shall be responsible to the Board of Directors and the Audit Committee as representatives of the shareholders.

•	The Audit Committee shall have sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

•	The Audit Committee shall annually review the performance (effectiveness, objectivity, and independence) of the independent auditor. In this respect, the Audit Committee shall ensure receipt of a formal written statement from the independent auditor delineating all relationships between the auditor and the corporation consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Additionally, the Audit Committee shall be responsible for active dialogue with the auditor with respect to disclosed relationships or services that may impact auditor objectivity or independence and shall take or recommend to the full Board of Directors appropriate action to ensure the independence of the independent auditor.

•	The internal audit function shall be responsible to senior management, but have a direct reporting responsibility to the Board of Directors through the Audit Committee.

•	If either the internal or independent auditor identify significant issues relative to the overall Board of Directors responsibility that, in their judgment, have been communicated to management, but have not been adequately addressed, they should be communicated to the Audit Committee chairperson.

•	The Audit Committee shall ensure the rotation of the audit partners of the independent auditor as required by law and shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

•	The Audit Committee shall recommend to the Board of Directors policies for the corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the corporation.

Primary Audit Committee Responsibility

The Audit Committee will perform the following and report to the Board of Directors:

•	Pre-approve all auditing and permitted non-audit services (including the fees and terms thereof) to be performed for the corporation by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that such delegation is in compliance with Section 10A(i)(3) of the Exchange Act and the rules thereunder and decisions of such subcommittees to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee shall not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

•	Review and recommend to the directors the independent auditor to be selected to audit the books of the corporation, its operating groups and subsidiaries.

•	Meet with the independent auditor and financial management of the corporation at least four times a year. Prior to the audit each year, the Audit Committee will review the risk assessment process and scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion of the audit, the Audit Committee will review the results of such audit including any comments or recommendations of the independent auditor.

•	Review and discuss reports from the independent auditor on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material communications between the independent auditor and management.

•	Discuss with the independent auditor the matters to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Review with the independent auditor the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, the reports of their reviews of the corporation’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and the reports of the results of such other examinations outside the course of the independent auditor’s normal audit procedures that the independent auditor may from time to time undertake.

•	Review with the independent auditor and with the corporation’s financial and internal auditing personnel (a) the adequacy and effectiveness of the internal auditing, accounting and financial controls and procedures of the corporation (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management) and (b) the adequacy and effectiveness of the corporation’s disclosure controls and procedures, and management reports thereon, and elicit any recommendations that they may have for the improvement of such controls and procedures or particular areas where new or more detailed control or procedures are desirable. Particular emphasis should be given to the procedures, which might be deemed illegal or otherwise improper. Further, the committee should periodically review company policy statements in terms of their adequately representing a code of conduct.

•	Review disclosures made to the Audit Committee by the corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the corporation’s internal controls.

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

•	Review the internal audit function of the corporation including proposed programs and risk assessment process with the independent auditor, with particular attention to maintaining the best possible effective balance between independent and internal auditing resources.

•	Review prior to each meeting a summary of important findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

•	Review with the appropriate officers of the corporation and the independent auditor the annual and quarterly financial statements of the corporation prior to public release thereof. Any changes in accounting principles should be reviewed.

•	Review and approve all related-party transactions that would require disclosure in the corporation’s proxy statement and/or other periodic reports.

In carrying out its responsibilities, the Audit Committee’s policies and procedures should remain flexible in order that Audit Committee can best react to changing business conditions and risks to assure the directors and shareholders that the corporate accounting practices of the corporation are in accordance with all requirements and are of the highest quality.

Procedures for Receipt, Retention and Treatment of Complaints

The Audit Committee shall be authorized to establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and the powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY	ALLIN CORPORATION	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dean C. Praskach and Richard W. Talarico, each with the power of substitution, are hereby authorized to vote all stock of Allin Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Allin Corporation to be held on Thursday, May 13, 2004, and at any postponements or adjournments thereof as follows:

1.	Election of Directors:	FOR all nominees listed below	WITHHOLD AUTHORITY to
		(except as marked to the contrary below)	vote for all nominees listed below
		☐	☐

Nominees: Richard W. Talarico, Brian K. Blair, Anthony L. Bucci, William C. Kavan, James S. Kelly and Anthony C. Vickers

A vote FOR all nominees is recommended by the Board of Directors

Instructions: To withhold authority for an individual nominee, draw a line through his name.

2.	Ratification of appointment of Independent Public Accounts

FOR	☐	AGAINST	☐	ABSTAIN	☐

A vote FOR is recommenced by the Board of Directors

(CONTINUED ON OTHER SIDE)

(CONTINUED FROM OTHER SIDE)

3.	In their discretion, on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

Please sign this proxy exactly as your name
appears below. When shares are held by joint
tenants, both should sign. When signing as
attorney, executor, administrator, trustee or in
another representative capacity, please give full
title as such. If a corporation, please sign in full
corporate name by the president or other
authorized officer. If a partnership, please sign in
partnership name by an authorized person.

Dated:	, 2004

(Signature)

(Signature, if held jointly)

Please Mark, Sign, Date, and Return this Proxy Card Promptly Using the Enclosed Envelope.